                                                                    EXHIBIT 99.1



FOR IMMEDIATE RELEASE - JANUARY 22, 2003
----------------------------------------



                   NS GROUP ANNOUNCES PRELIMINARY RESULTS FOR
                   ------------------------------------------
                   THE FOURTH QUARTER ENDED DECEMBER 31, 2002
                   ------------------------------------------



(NEWPORT, KENTUCKY - JANUARY 22, 2003) (NYSE: NSS) NS Group, Inc. announced today that it expects to report a net loss for the fourth quarter ended December 31, 2002 in the area of $14.3 million, or a $0.69 loss per diluted share. Final results will be announced after the market closes on Monday, February 10, 2003.

The operating loss for the quarter includes $2.0 million of restructuring charges, which increased the net loss by $0.10 per diluted share. The charges resulted from the company's evaluation of assets held for sale and liabilities related to its March 2001 restructuring plan. Results for the fourth quarter also include non-operating items that in total reduced the net loss by $0.5 million, or $0.02 per diluted share, which includes favorable legal and insurance settlements, offset by impairment losses on certain long-term investments. In addition, the quarter includes a federal income tax benefit of $0.6 million which reduced the net loss by $0.03 per diluted share, for refund claims made in conjunction with recently enacted tax law changes.

At December 31, 2002, the company had $33.2 million of cash and long-term investments and total debt of $34.0 million. The company's credit facility remained undrawn at year-end.

President and CEO, Rene J. Robichaud stated, "Drilling for oil and natural gas continued to be weak in the fourth quarter as evidenced by a lackluster drill rig count that has hovered around 850 since mid-May. As a result, shipments and selling prices for our oil country tubular goods products declined in the fourth quarter relative to the third quarter of 2002. In addition, an increase in steel coil costs combined with a decrease in production levels resulted in higher unit manufacturing costs."

Robichaud went on to say, "Although our production schedules were reduced in the fourth quarter to coincide with lower demand, we maintain the flexibility to respond rapidly to positive changes in the marketplace, which are expected early this year."

NS Group, Inc. is scheduled to announce financial results for its fourth quarter and year ended December 31, 2002 after the market closes on Monday, February 10, 2003. The company will host a conference call and simultaneous web cast on Tuesday, February 11, 2003. Details regarding the conference call and web cast are available on the company's web site, www.nsgrouponline.com.

NS Group, Inc. is a leading producer of seamless and welded tubular products serving the energy industry. These products are used in the drilling, exploration and transmission of oil and natural gas. The company's tubular products are marketed primarily in the United States and certain foreign markets. NS Group is traded on the NYSE under the symbol NSS. To learn more about NS Group log on to www.nsgrouponline.com.

THIS REPORT CONTAINS FORWARD-LOOKING INFORMATION WITH RESPECT TO THE COMPANY'S OPERATIONS AND BELIEFS. ACTUAL RESULTS MAY DIFFER FROM THESE FORWARD-LOOKING STATEMENTS DUE TO NUMEROUS FACTORS, INCLUDING THOSE DISCUSSED IN THE COMPANY'S FILINGS WITH THE SECURITIES AND EXCHANGE COMMISSION. NS GROUP DOES NOT UNDERTAKE ANY OBLIGATIONS TO UPDATE OR REVISE ITS FORWARD-LOOKING STATEMENTS UNLESS IT IS REQUIRED TO DO SO UNDER THE FEDERAL SECURITIES LAWS.

                               ##################

CONTACT:          LINDA A. PLEIMAN
                  DIRECTOR OF INVESTOR RELATIONS AND CORPORATE COMMUNICATIONS NS GROUP, INC.
                  (859) 292-6814
                  WWW.NSGROUPONLINE.COM